Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Myriad Genetics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	4,800,000 (2)	$22.32 (3)	$107,136,000.00	$0.0001102	$11,806.39
Total Offering Amounts					$107,136,000.00		$11,806.39
Total Fee Offsets							—
Net Fee Due							$11,806.39

(1)
Represents shares of common stock, par value $0.01 per share (“Common Stock”) that may be issued under the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Stock.

(2)	Represents the number of additional shares of Common Stock reserved for issuance under the Plan as approved by the Company’s stockholders on June 1, 2023.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May [26], 2023.